Contact: Will Seippel
         Chief Financial Officer
         404-525-7272



          AIRGATE PCS REINSTATES DEPOSIT REQUIREMENT IN MIDWEST REGION
                       TO IMPROVE QUALITY OF CUSTOMER BASE
                          ----------------------------
  ADDITIONAL RESTRUCTURING INITIATIVES INCLUDE AMENDMENT TO IPCS SENIOR CREDIT
                       FACILITY AND REDUCTION OF WORKFORCE


ATLANTA (November 4, 2002) - AirGate PCS, Inc. (NASDAQ/NM: PCSA), a PCS Affiliate of Sprint, announced today that iPCS, Inc., a wholly owned, unrestricted subsidiary of AirGate, has reinstated the deposit requirement for sub-prime credit customers who choose its Clear Pay program in the Midwest region. The Company believes this policy will improve the overall quality of its customer base. The decision was made with the support of iPCS's senior lenders who have agreed to waive the covenant contained in the iPCS senior credit facility requiring a certain minimum number of subscribers be added for the quarter ending December 31, 2002. The amendment also eliminates the need to maintain a $10 million minimum cash balance and reduces the amount of the credit facility by the same amount to $130 million.

iPCS has also retained Houlihan Lokey Howard & Zukin Capital to review its strategic alternatives, including developing and implementing a plan to provide an optimal long-term capital structure for iPCS.

Commenting on these announcements, Thomas M. Dougherty, president and chief executive officer of AirGate PCS, said, "We recognize the critical importance of maintaining the quality of our customer base. Over time we want to leverage the credit quality of our subscriber base with an appropriate mix of prime and sub-prime credit customers. The waiver of the minimum subscriber covenant at December 31, 2002, enables us to reinstate the deposit in the Midwest and to focus on adding quality subscribers. We are pleased with the support shown by the iPCS lenders in this strategy by waiving the current minimum subscriber covenant. We are also focused on reducing churn over the next year and managing our business in the most efficient way possible to reduce our costs and conserve capital. We plan to work with the lenders to implement these changes and to address other needed changes to the iPCS credit facility to facilitate a revised iPCS business plan."


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AirGate also announced today that it has been formally notified by the NASDAQ
Stock Market that the price of its common stock has closed below $1.00 per share for 30 consecutive trading days and, as a result, it is not in compliance with the NASDAQ National Market's listing requirements. Under NASDAQ guidelines, AirGate has a 90-day grace period during which time it can regain compliance if the closing bid price for its common stock is above $1.00 for 10 consecutive trading days. AirGate also has the option to apply to transfer its common stock listing to the NASDAQ SmallCap Market, which, if the application is approved, will extend the grace period to 180 days.

"We are reviewing all options available to us to return to compliance and are working to maintain our NASDAQ listing," said Dougherty.

In order to streamline operations, the Company also announced a reduction in workforce of approximately 50 employees, primarily in the corporate office. Dougherty added, "While any decision to eliminate employees is difficult, we believe we have retained key employees and rationalized our processes to realize greater operating efficiencies."

About AirGate PCS
AirGate PCS, Inc., including its subsidiaries, is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in territories within seven states located in the Southeastern and Midwestern United States. The territories include over 14.6 million residents in key markets such as Grand Rapids, Michigan; Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; Champaign-Urbana and Springfield, Illinois; and the Quad Cities areas of Illinois and Iowa. AirGate PCS is among the largest PCS Affiliates of Sprint. As a PCS Affiliate of Sprint, AirGate PCS operates its own local portion of the PCS network from Sprint to exclusively provide 100% digital, 100% PCS products and services under the Sprint name in its territories.

About Sprint
Sprint operates the nation's largest all-digital, all-PCS wireless network, already serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on Vision-enabled phones and devices. For more information on products and services, visit www.sprint.com/mr. Sprint PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with approximately 75,000 employees worldwide and $26 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the art network technologies


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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this news release, such as statements concerning the company's anticipated performance, plans for growth and anticipated financial results and other factors that could affect future operations or performance, and other non-historical facts, are forward looking statements made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual performance and results may differ materially from those expressed or implied by such forward looking statements.

Such factors include: the ability to successfully integrate the operation of the businesses of AirGate and its subsidiary, iPCS, Inc.; our reliance on, and the competitiveness and impact of, Sprint PCS pricing plans, products and services; the ability to successfully launch and leverage 3G products and services; customer credit quality and ability to pay; the ability of Sprint PCS to provide back office, customer care and other services; consumer purchasing patterns; rates of penetration in the wireless industry; our ability to meet the covenant requirements in the senior credit facilities or to obtain required amendments or waivers of these covenants; the potential need for additional sources of liquidity; anticipated future losses; the significant level of indebtedness of each of AirGate and iPCS; adequacy of bad debt and other reserves; the potential to experience a high rate of customer turnover; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; and the volatility of AirGate PCS' stock price.

For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' and iPCS' filings with the Securities and Exchange Commission ("SEC"), especially in the "investment considerations" section of AirGate PCS' Form 10-K for the fiscal year ended September 30, 2001, and Forms 10-Q for the fiscal quarters ended December 31, 2001, March 31, 2002 and June 30, 2002, and iPCS' Form 10-K for the transition year ended September 30, 2001, and Forms 10-Q for the fiscal quarters ended December 31, 2001, March 31, 2002 and June 30, 2002, and in subsequent filings with the SEC.

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